EXHIBIT 10.6
March 17, 2025
Amendment to the
6.25% Fixed to Floating Subordinated Notes Due June 30, 2028
Reference is hereby made to the 6.25% Subordinated Notes Due June 30, 2028 (the “Subordinated Notes”), by and between Patriot National Bancorp, Inc., a Connecticut corporation (the “Company”), BFNS 2021-1 LP (“BFNS 2021-1 Purchaser”) and BFNS 2022-1 (“BFNS 2022-1 Purchaser” and together with BFNS 2021-1 Purchaser, collectively, the “Purchasers”). Capitalized terms used here and not otherwise defined shall have the meanings ascribed to such terms in the Subordinated Notes. This Amendment to the Subordinated Notes is between the Company and all Purchasers and shall serve to modify the terms and conditions of the Subordinated Notes (this “Agreement”).
WHEREAS, the Company has informed the Purchasers of an intended equity raise; and
WHEREAS, the Purchasers, as an accommodation to the Company in connection with said equity raise, have agreed to provide a grace period with respect to the periodic payment of interest on the Subordinated Notes to the Purchasers; and
WHEREAS, effective as the date of this Agreement, the Company, via a private placement, endeavors to raise $60 million, and, subject to certain closing conditions, and, as of the date herein, has obtained interest from new investors in excess of $59 million and believes it is in a position to close its capital raise on or about March 17, 2025 (the “Transaction”) and, the Company has received no regulatory objection and Nasdaq has waived its requirement to obtain a shareholder vote to approve the issuance of new securities required for the Transaction; and
WHEREAS, the Purchasers and the Company have determined that it is in the best of the parties for the parties to amend certain terms of the Subordinated Notes.
NOW THEREFORE, the following terms of the Subordinated Notes are agreed to and shall be amended as follows:
1.This Agreement shall be effective upon the closing date of the Transaction.
2.BFNS 2021-1 Purchaser agrees to convert $2 million of the currently outstanding Subordinated Notes into the Company’s voting common stock effective on the Closing Date. Such conversion into common stock shall become part of the Transaction and subject to the Securities Purchase Agreement, Registration Rights Agreement and other definitive documents (the “Definitive Agreements”), and accordingly, BFNS 2021-1 Purchaser agrees to execute such Definitive Agreements, to the extent necessary.
3.With respect to BFNS 2022-1 Purchaser, the payment of interest shall be as follows:
a.Interest, as provided in Section 2(ii) of the Subordinated Notes, shall be paid-in-kind (“PIK”) and the aggregate outstanding principal amount of the Subordinated Notes shall be automatically increased on each such Floating Interest Payment Date by the amount of such PIK interest for all accrued and unpaid interest payments as of the closing date of the Transaction and for future scheduled interest payments owed through and including the March 30, 2026 Floating Interest Payment Date.
[Signature Page to Amendment]

EXHIBIT 10.6
3.Except as otherwise provided herein, nothing in this Agreement shall otherwise amend any of the terms and conditions in the Subordinated Notes, and the Purchasers shall not be deemed to have waived any of their rights and remedies thereunder.

Sincerely,

Michael Carrazza
Chairman
Patriot National Bancorp, Inc.

Upon the execution of each of the Purchasers below, the Purchasers agree to amending the terms of the Subordinated Notes as presented in this Agreement.

BFNS 2021-1 LP
By: Angel Oak Capital Advisors, LLC, solely as investment advisor and not in its individual capacity

By:
Name: David Gordon
Title: Chief Legal Officer – Private Strategies

BFNS 2022-1

By:
Name: Erin Rogers
Title: Authorized Signor

[Signature Page to Amendment]